UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 5, 2018

OPHTHOTECH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, 35th Floor
New York, NY 10119
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (212) 845-8200

 Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2018, in connection with the mutual determination by Barbara A. Wood and Ophthotech Corporation (the “Company”) to cease Ms. Wood’s employment as the Company’s Senior Vice President, General Counsel and Secretary during the first quarter of 2018 so that she could pursue other opportunities, the Company and Ms. Wood entered into a Separation and General Release (the “Separation Agreement”). Pursuant to the Separation Agreement, Ms. Wood’s employment with the Company will end effective as of March 31, 2018 or such earlier date as may be mutually agreed upon by Ms. Wood and the Company (the “Separation Date”). Ms. Wood will continue to receive her current base salary and will remain eligible to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans) through the Separation Date.

Pursuant to the terms of the Separation Agreement, the Company has agreed, in consideration for a general release and certain other obligations, to make the following payments to Ms. Wood following the Separation Date: (a) $404,620, consisting of 12 months of her current base salary; (b) a pro-rated portion, as of the Separation Date, of her target short-term cash incentive compensation for 2018; and (c) reimbursement for COBRA coverage under Company-subsidized health benefits for a period of up to 12 months following the last day of the calendar month in which the Separation Date occurs. In addition, Ms. Wood will be entitled to the continued exercisability for a period of one year following the Separation Date of stock options that are vested as of the Separation Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: January 5, 2018	By:	/s/ David F. Carroll
David F. Carroll
Senior Vice President, Chief Financial Officer and Treasurer

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